Exhibit 99.1

China Intelligent Lighting Appoints New Auditors; Receives NYSE Amex Delisting Notice;
Announces Special Litigation Committee's Engagement of Law Firm

HUIZHOU, China -- April 7, 2011 -- China Intelligent Lighting and Electronics, Inc. (NYSE Amex: CIL) (the “Company”) today announced that the Company engaged Friedman LLP ("Friedman") as its new independent registered public accounting firm.  Pursuant to the engagement letter, Friedman will audit the financial statements for the years ended December 31, 2010 and 2009.

The Company also announced today that the Special Investigation Committee has engaged the law firm of Cozen O'Connor to serve as its independent counsel in connection with its investigation.  As previously reported, the Board of Directors established a Special Investigation Committee to investigate allegations contained in the resignation letter of its former auditors, MaloneBailey LLP (“MaloneBailey”).

On April 5, 2011, the Company received a notification from NYSE Amex LLC ("Amex") of its intention to delist the Company's common stock pursuant to Section 1009(d) of the Amex Company Guide based on a determination that it is necessary and appropriate for the protection of investors to initiate immediate delisting proceedings.  Based on Amex's review of the resignation letter from MaloneBailey, it determined that the Company is not in compliance with Amex listing standards and is therefore subject to immediate delisting.  Specifically, the Company is subject to delisting pursuant to Section 1003(f)(iii) in that the Company's actions and inactions led to MaloneBailey's resignation and withdrawal of its audit opinions casting material doubt on the integrity of the Company's financial statements, which were relied upon by Amex; MaloneBailey's withdrawal of its audit opinions and that its opinions may no longer be relied upon constitutes a material misstatement and a violation of Section 132(e); the withdrawal of MaloneBailey's audit opinions and that there are no current audited financial information available for the Company as a result have caused the Company's filings to be noncompliant with regulations of the SEC and, thus, noncompliant with Section 1003(d); MaloneBailey's withdrawal of its audit opinions calls into question whether the Company actually met the listing standards subjecting the Company to delisting pursuant to Section 1002(e); Amex states that, based on the withdrawal of MaloneBailey's opinions, the Company is not compliant with Section 127; the resignation of Mr. Askew as a member and Chairman of the Company's Audit Committee leaves the Audit Committee with less than the required three independent directors and therefore, violates Section 803B(2); Mr. Askew's resignation also resulted in the Company having less than majority of independent directors, which violates Section 802(a); and the filed Form 12b-25 indicates that the Company will not be able to file its Form 10-K for the year ended December 31, 2010 within the extended due date and the Company is unable to estimate when it will be able to complete the filing, which violates Sections 134 and 1101 requiring timely filing of such report.

The Company has until April 12, 2011 a limited right to request an appeal.  If the Company does not request an appeal by then, then the decision will become final and Amex will submit an application to the SEC to strike the Company's common stock from listing. If the Company requests an appeal, then such request will stay a delisting action.

The Company intends to appeal the delisting determination. There can be no assurance that the Company's request for continued listing will be granted, or even if it is granted, the Company will be able to execute upon such request in a timely manner or to the satisfaction of Amex.  The details of the Amex delisting notice is set forth in Item 3.01 of the Company's Current Report on Form 8-K filed with the SEC on April 7, 2011.

About China Intelligent Lighting and Electronics, Inc.

China Intelligent Lighting and Electronics, Inc. (NYSE Amex: CIL) is a China-based company that provides a full range of lighting solutions, including the design, manufacture, sales and marketing of high-quality LED and other lighting products for the household, commercial and outdoor lighting industries in China and internationally. The Company currently offers over 1,000 products that include LEDs, long life fluorescent lights, ceiling lights, metal halide lights, super electric transformers, grille spot lights, down lights, and recessed and framed lighting.

www.hyundai-elc.com/english/

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully appeal the delisting notification from NYSE Amex; the Company's ability to timely complete an internal investigation into allegations of frauds from its former independent auditor; the discovery of additional issues related to the Company's accounting records which may extend the investigation; costs and expenses incurred by the Company related to the internal investigation, including legal and other professional service fees, and the ultimate findings and conclusions of such investigation; the Company’s exposure to shareholder lawsuits that have been filed against the Company in connection with the matters subject to the investigation, in addition to costs and expenses that will be incurred by the Company related to the defense of such claims, particularly in light of the Company’s lack of insurance that will cover any of the costs; the ability of its new independent auditing firm to audit the Company’s financial statements for the years ended December 31, 2010 and 2009 and file its Form 10-K for the year ended December 31, 2010 within a reasonable period; the Company's inability to efficiently deploy resources to manage the process or complete it on a timely basis; collectability of trade receivables due to the Company by its customers; the Company's ability to develop and market new products; the Company's ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company's products; changes in the laws of the PRC that affect the Company's operations; and the Company's ability to obtain all necessary government certifications, approvals, and/or licenses to conduct its business.  New risk factors emerge from time to time and the Company cannot predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For more information, please contact:

Investor Relations:
China Intelligent Lighting and Electronics, Inc.
Peter Zhu
Tel: +1-646-380-2453